Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of
The AllianceBernstein Pooling Portfolios

We consent to the use of our report, dated October 27, 2009, with respect to the statements of assets and liabilities, including the portfolio of investments, of certain of the AllianceBernstein Pooling Portfolios, including the AllianceBernstein Bond Inflation Protection Portfolio (formerly known as AllianceBernstein Inflation Protected Securities Portfolio), as of August 31, 2009, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the four-year period then ended, incorporated herein by reference. We also consent to the references to our firm under the headings "FINANCIAL HIGHLIGHTS" in the Prospectus and "GENERAL INFORMATION - Independent Registered Public Accounting Firm" and "FINANCIAL STATEMENTS AND REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM" in the Statement of Additional Information.

/s/KPMG LLP

New York, New York
April 12, 2010